Exhibit 10.1

CREDIT AGREEMENT

dated as of March 9, 2006

among

KANBAY INTERNATIONAL, INC.,

VARIOUS FINANCIAL INSTITUTIONS

and

LASALLE BANK NATIONAL ASSOCIATION,

as Administrative Agent

LASALLE BANK NATIONAL ASSOCIATION,

Sole Arranger and Sole Book Runner

i

v

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.15	Insurance
SCHEDULE 9.16	Real Property
SCHEDULE 9.20	Labor Matters
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.10	Investments
SCHEDULE 12.1	Debt to be Repaid

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT D	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT E	Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT F	Form of Increase Request (Section 2.6)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of March 9, 2006 (this “Agreement”) is entered into among KANBAY INTERNATIONAL, INC., a Delaware corporation (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent for the Lenders.

The Lenders have agreed to make available to the Company term loans and a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1  DEFINITIONS AND INTERPRETATION.

1.1  Definitions. When used herein, the following terms shall have the following meanings:

Account Debtor is defined in the Guaranty and Collateral Agreement.

Account is defined in the UCC.

Acquired Debt means mortgage Debt or Debt with respect to Capital Leases of a Person existing at the time such Person became a Subsidiary or assumed by the Company or a Subsidiary pursuant to an Acquisition permitted hereunder (and not created or incurred in connection with or in anticipation of such Acquisition) which is otherwise permitted by the terms of this Agreement.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Adjoined means Adjoined Consulting, Inc., a Delaware corporation.

Adjoined Acquisition means the merger of Adjoined with and into Kanbay Consulting, LLC pursuant to the Adjoined Acquisition Agreement.

Adjoined Acquisition Agreement means the Merger Agreement dated as of February 13, 2006 among the Company, Kanbay Consulting, LLC, Adjoined and the “Owners” named therein, including all schedules, annexes and exhibits thereto.

Administrative Agent means LaSalle in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Affected Loan - see Section 8.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of the Company or any Subsidiary.

Agreement - see the Preamble.

Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	Total Leverage Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	Less than or equal to 0.75:1	1.00%	0.00%	0.15%	1.00%
II	Greater than 0.75:1 but less than or equal to 1.25:1	1.25%	0.00%	0.175%	1.25%
III	Greater than 1.25:1 but less than or equal to 1.75:1	1.50%	0.00%	0.20%	1.50%
IV	Greater than 1.75:1 but less than or equal to 2.00:1	1.75%	0.00%	0.25%	1.75%
V	Greater than 2.00:1	2.00%	0.25%	0.30%	2.00%

The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Company provides or is required to provide the annual or quarterly financial statements and other information pursuant to Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Company fails to deliver the financial statements and Compliance Certificate in accordance with the provisions of Section 10.1.1 or 10.1.2 and Section 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level V above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; and (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.

Arranger means LaSalle in its capacity as sole arranger and sole book runner hereunder.

Asset Coverage Ratio means the ratio of (a) the sum, without duplication, of (i) all cash, Cash Equivalent Investments and readily marketable securities of the Company and its Subsidiaries (other than (x) any of the foregoing that is not readily available to the Company due to legal or contractual restrictions or otherwise and (y) any portion of the foregoing that is held by Persons that are not Loan Parties and that, after deducting amounts pursuant to the foregoing clause (x) exceeds $10,000,000) and (ii) accounts receivable that are not more than 120 days past the due date thereof according to the original terms of sale (provided that the foregoing limitation shall not apply to accounts receivable owing by Morgan Stanley), to (b) the total of (i) the Revolving Outstandings plus (ii) the aggregate outstanding principal amount of the Term Loans minus (iii) the Stated Amount of all commercial Letters of Credit minus (iv) at any time during the Fiscal Quarter ending March 31, 2006, the Stated Amount (but not more than $4,500,000) of the standby Letters of Credit supporting (or borrowings hereunder the proceeds of which are used to support) obligations of the Company and its Subsidiaries under domestic real property leases having lease terms extending at least two years after the Closing Date (the “Specified LC Obligations”) minus (v) at any time during the Fiscal Quarter ending June 30, 2006, an amount (but not more than $2,250,000) equal to 50% of the Stated Amount of the Letters of Credit (or borrowings) supporting the Specified LC Obligations.

Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by the Company or any Subsidiary to any Person (other than to the Company or another Subsidiary) of any asset or right of the Company or such Subsidiary (including the loss, destruction or damage of any thereof or any condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced if, within 180 days after such Disposition such asset is in fact replaced, or the proceeds from such Disposition have been contractually committed to replace such asset, with another asset performing the same or a similar general function, (b) the sale or lease of inventory in the ordinary course of business and (c) other Dispositions in any Fiscal Year the Net Proceeds of which do not in the aggregate exceed $2,500,000.

Assignee - see Section 15.6.1.

Assignment Agreement - see Section 15.6.1.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

Bank Product Agreement means an agreement entered into between any Loan Party (or any other Subsidiary if the obligations of such Subsidiary thereunder are guaranteed by a Loan Party) and a Lender (or an Affiliate of a Lender) in connection with any Bank Product.

Bank Product Obligation means any obligation, liability, contingent reimbursement obligation, fee or expense owing by a Loan Party to a Lender (or an Affiliate of Lender)

pursuant to or evidenced by a Bank Product Agreement, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter arising, including any amount that a Loan Party is obligated to reimburse to the Administrative Agent or any Lender (or any Affiliate of a Lender) as a result of the Administrative Agent or such Lender (or such Affiliate) purchasing participations or executing indemnities or reimbursement obligations with respect to any Bank Product provided to any Loan Party pursuant to any Bank Product Agreement.

Bank Product means any service or facility extended to any Loan Party by a Lender (or an Affiliate of a Lender), including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, and (g) Hedging Agreements.

Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Loan means any Loan that bears interest at or by reference to the Base Rate.

Base Rate Margin - see the definition of Applicable Margin.

BSA - see Section 10.4.

Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day that relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Capital Expenditures means all expenditures which are or are required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that is or is required to be accounted for as a capital lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

Cash Collateralize means to deliver (i) cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Administrative Agent, or (ii)  a backstop letter of credit issued by a financial institution acceptable to the Issuing Lender entitling the Issuing Lender to draw upon such letter of credit in the event of a draw upon any outstanding Letter of Credit issued by such Issuing Lender in form and substance acceptable to the Issuing Lender in its sole discretion and in an amount equal to not less than 105% of the outstanding face amount of such outstanding Letters of Credit. Derivatives of such term have corresponding meanings.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by the Administrative Agent.

Change of Control means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause

(ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities.

Closing Date - see Section 12.1.

Code means the Internal Revenue Code of 1986.

Collateral is defined in the Guaranty and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, (a) acknowledges the Liens of the Administrative Agent and waives any Liens held by such Person on such property and (b) in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guaranty and Collateral Agreement, each Mortgage, each Collateral Access Agreement, each control agreement and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants or purports to grant collateral to the Administrative Agent for the benefit of the Lenders or otherwise relates to such collateral.

Commitment means a Revolving Commitment and/or a Term Commitment, as the context may require.

Company - see the Preamble.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Consolidated Net Income means, for any period, the net income (or loss) of the Company and its Subsidiaries for such period.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Debt of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person in respect of Debt of the types described in the foregoing clauses (a) through (g) and (i) all Debt of the types described in the foregoing clauses (a) through (h) of any partnership of which such Person is a general partner.

Debt to be Repaid means Debt listed on Schedule 12.1.

Dollar and the sign “$” mean lawful money of the United States of America.

Domestic Subsidiary means any Subsidiary other than a Foreign Subsidiary.

EBITDA means, for any for any period of four consecutive Fiscal Quarters, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (a) Interest Expense, (b) income tax expense, (c) depreciation, (d) amortization, (e) other non-cash charges (including non-cash compensation payable to officers, directors and employees pursuant to stock option or similar benefit programs consistent with past practice), but excluding any such charge to the extent that it represents an accrual or reserve for a potential cash item in the future, (f) extraordinary non-cash losses incurred other than in the ordinary course of business and (g) Permitted Acquisition Addbacks, minus, to the extent included in such consolidated net income, extraordinary gains realized other than in the ordinary course of business; provided that the first $5,000,000 of transaction costs and expenses relating to the Adjoined Acquisition (but only the first $500,000 of such costs and expenses incurred after the effectiveness of the Adjoined Acquisition) shall be added back to EBITDA for the relevant periods.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all present or future legally enforceable federal, state, local or foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all legally enforceable administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974.

Event of Default means any of the events described in Section 13.1.

Excess Cash Flow means, for any period, the result of (a) EBITDA for such period, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of Term Loans made during such period plus (ii) voluntary prepayments of the Term Loans pursuant to Section 6.2.1 during such period plus (iii) cash payments made in such period with respect to Capital Expenditures plus (iv) all income taxes paid in cash by the Company and its Subsidiaries during such period plus (v) cash Interest Expense during such period plus (c) any net decrease in Working Capital during such period minus (d) any net increase in Working Capital during such period minus (e) cash charges added back to EBITDA pursuant to clause (g) of or the proviso to the definition thereof.

Excluded Taxes means taxes based upon, or measured by, a Lender’s or the Administrative Agent’s (or a branch of a Lender’s or the Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or the Administrative Agent is organized, (b) in a jurisdiction which such Lender’s or the Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or the Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fee Letter means the Fee letter dated February 10, 2006 between the Company and LaSalle.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2006”) refer to the Fiscal Year ending on December 31 of such calendar year.

Fixed Charge Coverage Ratio means, for any period for the Company and its Subsidiaries, the ratio for such period of (1) EBITDA plus (A) rental expense under Operating Leases minus (B) all federal, state or other income taxes paid in cash minus (C) Capital Expenditures to (2) Interest Expense (including imputed interest with respect to Capital Lease obligations) plus (A) required principal payments (including Capital Lease obligations) plus (B) rental expense under Operating Leases; provided that (i) the Fixed Charge Coverage Ratio shall be calculated as of the last day of each Fiscal Quarter (a “Measurement Date”) (x) for the Fiscal Quarters ending June 30, 2006, September 30, 2006 and December 31, 2006, based on the period beginning on April 1, 2006 and ending on such Measurement Date and (y) thereafter, based on the period of four (4) Fiscal Quarters ending on such Measurement Date and (ii) Capital Expenditures for each Fiscal Quarter ending June 30, 2006, September 30, 2006 and December 31, 2006 will be deemed to equal the lesser of (x) actual Capital Expenditures during such Fiscal Quarter and (y) $9,000,000.

Foreign Subsidiary means each Subsidiary that is organized under the laws of any jurisdiction other than, and that is conducting the majority of its business outside of, the United States or any political subdivision thereof.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Gazelle Earnout means Adjoined’s deemed purchase price “earn-out” obligations under the Gazelle Agreement (as defined in the Adjoined Acquisition Agreement).

Group - see Section 2.2.1.

Guaranty and Collateral Agreement means the Guaranty and Collateral Agreement dated as of the date hereof executed and delivered by the Loan Parties, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance satisfactory to the Administrative Agent.

Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.

Indemnified Liabilities - see Section 15.16.

Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months (or such other period of time agreed to by each applicable Lender) thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)           any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           the Company may not select any Interest Period for a Revolving Loan that would extend beyond the scheduled Termination Date;

(d)           the Company may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of all Term Loans having Interest Periods ending after any date on which an installment of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment; and

(e)           the Company may not select any Interest Period longer than one month for any Loan prior to the earlier of (x) 60 days after the Closing Date and (y) the date that the Administrative Agent notifies the Company that it has completed primary syndication of the Loans and the Commitments.

Inventory is defined in the Guaranty and Collateral Agreement.

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition. The amount of any Investment by any Person on any date of determination shall be the sum of the acquisition price of the gross assets acquired by such Person (including the amount of any liability assumed by such Person in connection with such acquisition to the extent such liability would be reflected as a liability on a balance sheet of such Person prepared in accordance with GAAP) plus all additional capital contributions or purchase price and earnout adjustments (positive or negative) paid (or credited) in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus the amount of all cash returns of principal or capital thereon, cash dividends thereon or liabilities expressly assumed by another Person (other than the Company or another Subsidiary of the Company) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

Issuing Lender means LaSalle, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and their successors and assigns in such capacity.

LaSalle - see the Preamble.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate - see the definition of Applicable Margin.

Lender - see the Preamble. References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

Lender Party - see Section 15.17.

Letter of Credit - see Section 2.1.3.

LIBOR Loan means any Loan that bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Margin - see the definition of Applicable Margin.

LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

LIBOR Rate means, for any Interest Period, a rate of interest equal to (a) the per annum rate of interest at which Dollar deposits for a period equal to such Interest Period are offered in the London interbank eurodollar market at 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, (i) as displayed in the Bloomberg Financial Markets system, or (ii) if the Bloomberg Financial Markets system is not available, as displayed on the relevant Reuters screen page, or (iii) if the sources referred to in clauses (i) and (ii) are not available, as displayed or published by another authoritative source selected by the Administrative Agent or (iv) if the sources in clauses (i) through (iii) are not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease, but excluding the interest of a lessor under an Operating Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan means, as the context may require, a Revolving Loan, a Term Loan and/or a Swing Line Loan.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Fee Letter, the Collateral Documents and all documents, instruments and agreements delivered in connection with the foregoing.

Loan Party means the Company, each Domestic Subsidiary (excluding (a) Kanbay Managed Solutions Inc., LogicSpan Acquisition, Inc. and Gazelle Consulting, Inc. and their respective Subsidiaries so long as (i) no such Person has active business operations or owns assets with a fair market value in excess of $100,000 and (ii) all such Persons are dissolved, merged out of existence or otherwise disposed of not later than December 31, 2006 and (b) Adjoined International, LLC so long as Adjoined International, LLC has no active business operations and does not own assets other than one share of capital stock of Adjoined Consulting Limited and other assets with a fair market value not to exceed $10,000) and any Foreign Subsidiary that is a partnership owned by the Company or a Domestic Subsidiary or other “pass-through” entity to the Company or a Domestic Subsidiary for purposes of the Code.

Margin Stock means any “margin stock” as defined in Regulation U.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its obligations under any applicable Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any applicable Loan Document.

Material Foreign Subsidiary means, at any time, any Foreign Subsidiary that, as of the last day of the most recently completed Fiscal Quarter for which financial results are available, (a) had more than 5% of the Company’s consolidated assets or (b) generated more than 5% of the Company’s consolidated revenues for the 12-month period ending on such last day.

Material Subsidiary means, at any time, (a) any Subsidiary that is a Loan Party and any other Subsidiary that, as of the last day of the most recently completed Fiscal Quarter for which financial results are available, (i) had more than 5% of the Company’s consolidated assets or (ii) generated more than 5% of the Company’s consolidated revenues for the 12-month period ending on such last day and (b) any other Subsidiary designated from time to time by the Company as a “Material Subsidiary”; provided that not more than 10% of the Company’s consolidated assets are owned by, or more than 10% of the Company’s consolidated revenues as of the last day of the most recently completed Fiscal Quarter for which financial results are available were generated by, Subsidiaries that are not Material Subsidiaries, then the largest of such Subsidiaries (measured by consolidated assets) shall automatically be deemed to have been designated by the Company as a “Material Subsidiary”, and such automatic designation shall continue with respect to other Subsidiaries until such time as the thresholds set forth above are not exceeded.

Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Administrative Agent a Lien on real property of any Loan Party.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

Net Cash Proceeds means, with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Asset Disposition net of (a) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (b) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (c) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans).

Non-U.S. Participant - see Section 7.6(d).

Non-Use Fee Rate - see the definition of Applicable Margin.

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document, including Attorney Costs and any reimbursement obligations of any Loan Party in respect of Letters of Credit, all Hedging Obligations permitted hereunder that are owed to a Lender or an Affiliate of a Lender and all Bank Product Obligations, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC - see Section 10.4.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than a Capital Lease.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Participant - see Section 15.6.2.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Acquisition Addbacks means, for any period, (a) the reasonable fees of the Company’s outside accountants, consultants, counsel and other advisors directly relating to an Acquisition permitted by Section 11.4 and (b) other reasonable non-recurring cash expenses approved by the Administrative Agent directly relating to such Acquisition, in each case to the extent deducted in calculating Consolidated Net Income for such period.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Pro Rata Share means, with respect to any Lender, the percentage obtained by dividing (i) the sum of such Lender’s Revolving Commitment (or, after termination of the Revolving Commitments, the total of the unpaid principal amount of such Lender’s Revolving Loans plus such Lender’s participation interests in the Stated Amount of all Letters of Credit and in all Swing Line Loans) plus such Lender’s Term Commitment (or, after the making of the Term Loans, the unpaid principal amount of such Lender’s Term Loan) by (ii) the sum of the Revolving Commitment Amount (or, after termination of the Revolving Commitments, the Revolving Outstandings) plus the Term Commitment Amount (or, after the making of the Term Loans, the unpaid principal amount of all Term Loans).

Refunded Swing Line Loan - see Section 2.2.4(c).

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Replacement Lender - see Section 8.7(b).

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Lenders means, at any time, Lenders with Pro Rata Shares exceeding 50%.

Revolving Commitment means, as to any Lender, such Lender’s commitment to make Revolving Loans, and to issue or participate in Letters of Credit and to participate in Swing Line Loans, under this Agreement. The amount of the Revolving Commitment of each Lender as of the date of the execution and delivery of this Agreement is set forth across from such Lender’s name on Annex A.

Revolving Commitment Amount means $75,000,000, as increased from time to time pursuant to Section 2.6 and as reduced from time to time pursuant to Section 6.1.

Revolving Loan - see Section 2.1.1.

Revolving Percentage means, with respect to any Lender, (a) prior to termination of the Revolving Commitments, the percentage obtained by dividing (i) such Lender’s Revolving Commitment by (ii) the Revolving Commitment Amount; and (b) thereafter, the percentage obtained by dividing (i) the total of the unpaid principal amount of such Lender’s Revolving Loans plus such Lender’s participation interests in the Stated Amount of all Letters of Credit and in all Swing Line Loans by (ii) the Revolving Outstandings.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans and Swing Line Loans plus (b) the Stated Amount of all Letters of Credit.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Senior Officer means, with respect to any Person, any of the chief executive officer, the chief financial officer, the general counsel or the treasurer of such Person.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the Company.

Swing Line Amount means the lesser of (a) $7,500,000 and (b) the Revolving Commitment Amount. The Swing Line Amount is a subset of the Revolving Commitment Amount and does not provide additional availability hereunder.

Swing Line Lender means LaSalle.

Swing Line Loan - see Section 2.2.4.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Term Commitment means, as to any Lender, such Lender’s obligation to make a Term Loan pursuant to Section 2.1.2.

Term Commitment Amount means $50,000,000.

Term Loan - see Section 2.1.2.

Term Percentage means, with respect to any Lender, (x) prior to the making of the Term Loans, the percentage obtained by dividing (i) such Lender’s Term Commitment by (ii) the Term Commitment Amount; and (y)  thereafter, the percentage obtained by dividing (i) the unpaid principal amount of such Lender’s Term Loan by (ii) the unpaid principal amount of all Term Loans.

Termination Date means the earlier to occur of (a) March 9, 2011 or (b) such other date on which the Revolving Commitments terminate pursuant to Section 6 or Section 13.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Company or any other member of the Controlled Group from such Pension Plan during a plan year in which Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Total Debt means all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding (i) Debt of the Company to Subsidiaries, (ii) Debt of Subsidiaries to the Company or to other Subsidiaries, (iii) Hedging Obligations, (iv) undrawn amounts under commercial letters of credit and (v) Contingent Liabilities (other than (x) Contingent Liabilities under standby letters of credit and (y) guaranties of (A) Debt of the types described in clauses (a)

through (e) of the definition of Debt or (B) Contingent Liabilities with respect to such types of Debt).

Total Leverage Ratio means, as of the last day of any Fiscal Quarter, the ratio of Total Debt on such day to EBITDA for the four Fiscal Quarters ending on such day; provided that the Total Leverage Ratio will be calculated (i) for the Fiscal Quarter ending March 31, 2006, based on pro forma EBITDA (assuming the Adjoined Acquisition occurred on the first day of such period) and (ii) for the Fiscal Quarters ending June 30, 2006, September 30, 2006 and December 31, 2006, based on annualized EBITDA for the three-, six- and nine-month periods, respectively, ending on such dates.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Type - see Section 2.2.1.

UCC is defined in the Guaranty and Collateral Agreement.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Withholding Certificate - see Section 7.6(d).

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities or similar de minimis issuances of capital stock to the extent necessary to comply with requirements of law) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

Working Capital means the remainder of (a) the consolidated current assets of the Company and its Subsidiaries minus (b) the consolidated current liabilities of the Company and its Subsidiaries.

1.2  Other Interpretive Provisions. (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The term “including” is not limiting and means “including without limitation.”

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation and (iii) references to any time of day shall mean such time in Chicago, Illinois.

(f)            This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements referred to in Section 9.4, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(h)           For purposes of calculating the Total Leverage Ratio and the Fixed Charge Coverage Ratio for any period, all components of such financial covenants (other than Total Debt as of the date of such calculation) shall include (or exclude, in the case of any disposition), without duplication, such components attributable to any Person or assets that have been acquired by the Company or any Subsidiary in an Acquisition permitted by Section 11.4 (excluding any Acquisition consummated on or prior to the Closing Date) or disposed of by the Company or any Subsidiary during such period on a pro forma basis (as determined in good faith by the Company and certified by a Senior Officer of the Company to the Administrative Agent) assuming that such Acquisition or disposition occurred on the first day of such period and treating all income and expense arising in connection with such Acquisition or disposition (other than the fees, costs and expenses of the Person acquired in any Acquisition) for the most recently ended four Fiscal Quarter period for which such income and expense amounts are available as being earned or incurred by the Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Permitted Acquisition Addbacks.

(i)            This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

SECTION 2  COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1  Commitments. On and subject to the terms and conditions of this Agreement, each Lender, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

2.1.1  Revolving Commitments. Each Lender with a Revolving Commitment agrees to make loans on a revolving basis (“Revolving Loans”) from time to time from the Closing Date to the Termination Date in such Lender’s Revolving Percentage of such aggregate amounts as the Company may request from all applicable Lenders; provided that the Revolving Outstandings will not at any time exceed the Revolving Commitment Amount.

2.1.2  Term Commitments. Each Lender with a Term Commitment agrees to make a loan to the Company (each such loan, a “Term Loan”) on the Closing Date in such Lender’s Term Percentage of the Term Commitment Amount. The Term Commitments of the Lenders shall expire concurrently with the making of the Term Loans on the Closing Date.

2.1.3  L/C Commitment. Subject to Section 2.3.1, the Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Company (or jointly for the account of the Company and any Subsidiary) from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $10,000,000 and (b) the Revolving Outstandings shall not at any time exceed the Revolving Commitment Amount.

2.2  Loan Procedures.

2.2.1  Various Types of Loans. Each Revolving Loan shall be, and each Term Loan may be divided into tranches that are, either a Base Rate Loan or a LIBOR Loan (each a “Type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than eight different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a ratable share (according to its Revolving Percentage or Term Percentage, as applicable) of all Types and Groups of Revolving Loans and Term Loans.

2.2.2  Borrowing Procedures for Revolving Loans. The Company shall give written notice (a “Notice of Borrowing”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing of Revolving Loans not later than (a) in the case of a Base Rate borrowing, 11:00 A.M. on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M. at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable and shall specify the date, amount and Type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:00 P.M. on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Revolving Percentage or Term Percentage, as applicable, of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $500,000 and an integral multiple of $100,000 and each LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of $500,000.

2.2.3  Conversion and Continuation Procedures. (a)  Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(A)          elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount of at least $500,000 and an integral multiple of $100,000) into Loans of the other Type; or

(B)           elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount of at least $1,000,000 and an integral multiple of $500,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $500,000.

(b)           The Company shall give written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M. on the proposed date of such conversion, and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M. at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(A)          the proposed date of conversion or continuation;

(B)           the aggregate amount of Loans to be converted or continued;

(C)           the Type of Loans resulting from the proposed conversion or continuation; and

(D)          in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)           If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d)           The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

(e)           Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4  Swing Line Facility.

(a)           The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrowing that requests Base Rate Loans. Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion from time to time until the Termination Date, make advances (each, a “Swing Line Loan”) to the Company in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the Swing Line Lender’s Revolving Percentage of the Revolving Outstandings may exceed the Swing Line Lender’s Revolving Percentage of the Revolving Commitment Amount; provided that (i) the aggregate principal amount of all Swing Line Loans will not at any time exceed the Swing Line Amount; and (ii) the Revolving Outstandings will not at any time exceed the Revolving Commitment Amount. The provisions of this Section 2.2.4 shall not relieve any Lender of its obligation to make a Revolving Loan under Section 2.1.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to a Notice of Borrowing, such Swing Line Loan shall be in lieu of any Revolving Loans that otherwise may be made by the Lenders pursuant to such notice. Until the Termination Date, the Company may from time to time request Swing Line Loans, repay Swing Line Loans and again request Swing Line Loans under this Section 2.2.4. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Company to the Administrative Agent in accordance with Section 2.2.2. Any such notice must be given no later than 2:00 P.M. on the Business Day of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan and to have each Lender make Revolving Loans in accordance with Section 2.2.4(c) or purchase participating interests in accordance with Section 2.2.4(d). Each Swing Line Loan shall be a Base Rate Loan. The

Company shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Swing Line Lender.

(b)           The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.

(c)           The Swing Line Lender, at any time and from time to time no less frequently than once in each calendar week, shall on behalf of the Company (and the Company hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender with a Revolving Commitment (including the Swing Line Lender) to make a Revolving Loan to the Company (which shall be a Base Rate Loan) in an amount equal to that Lender’s Revolving Percentage of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Section 13.1.4 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse the proceeds of its Loan to the Administrative Agent, in immediately available funds, prior to 2:00 P.M. on the date that notice is given (provided that such notice is given by noon on such date). The proceeds of such Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(d)           If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), any event described in Section 13.1.4 occurs, then, subject to the provisions of Section 2.2.4(e) below, each Lender shall, on demand by the Swing Line Lender, purchase from the Swing Line Lender an undivided participation interest in such Swing Line Loan in an amount equal to its Revolving Percentage of such Swing Line Loan (and shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest).

(e)           Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Unmatured Event of Default or Event of Default; (iii) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M. the amount required pursuant to Sections 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.

2.3  Letter of Credit Procedures.

2.3.1  L/C Applications. The Company shall execute and deliver to the Issuing Lender the Master Letter of Credit Agreement from time to time in effect. The Company shall give notice to the Administrative Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Administrative Agent and the Issuing Lender, together with such other documentation as the Administrative Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date that is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing Lender. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of a Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement or any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2  Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Percentage, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. If the Company does not pay any reimbursement obligation when due, the Company shall be deemed to have immediately requested that the Lenders make Revolving Loans that are Base Rate Loans in an aggregate principal amount equal to such reimbursement obligation. The Administrative Agent shall promptly notify each Lender of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2 or Section 12.2, such Lender shall make available to the Administrative Agent an amount equal to its Revolving Percentage of the applicable reimbursement obligation (which shall constitute a Revolving Loan by such Lender). The proceeds of such Revolving Loans shall be paid over by the Administrative Agent to the Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein. The Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the

Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3  Reimbursement Obligations. (a)  The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company or the Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

(b)           The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right that the Company or any Subsidiary may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any other Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company or any Subsidiary and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document that the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matter shall result in any liability of the Administrative Agent or any Lender to the Company, or relieve the Company of any of its obligations hereunder to any such Person.

2.3.4  Funding by Lenders to Issuing Lender. If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Company has not reimbursed the Issuing Lender in full for such payment or disbursement by 11:00 A.M. on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by the Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender with a Revolving Commitment shall be obligated to pay to the Administrative Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Revolving Percentage of such payment or disbursement

(but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Revolving Percentage of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M. on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its Revolving Percentage of any such payment or disbursement shall not relieve any other Lender of its obligation to make available to the Administrative Agent such other Lender’s Revolving Percentage of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Revolving Percentage of any such payment or disbursement.

2.4  Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5  Certain Conditions. Except as otherwise provided in Sections 2.2.4 and 2.3.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

2.6  Increase in Revolving Commitment Amount.

(a)           Notwithstanding any other provision of this Agreement, the Company may, from time to time (but not on more than three occasions during the term of this Agreement), by means of a letter delivered to the Administrative Agent substantially in the form of Exhibit F, request that the Revolving Commitment Amount be increased; provided that (i) the aggregate amount of all such increases during the term of this Agreement shall not exceed $25,000,000 and (ii) the amount of any such increase in the Revolving Commitment Amount shall be an integral multiple of $5,000,000.

(b)           Any increase in the Revolving Commitment Amount may be effected by (i) increasing the Revolving Commitment of one or more Lenders which have agreed to such increase and/or (ii) subject to paragraph (d) below, adding one or more commercial banks or other Persons as a party hereto (each an “Additional Lender”) with a Revolving Commitment in an amount agreed to by any such Additional Lender.

(c)           Any increase in the Revolving Commitment Amount pursuant to this Section 2.6 shall be effective three Business Days (or such other period agreed to by the Administrative Agent, the Company and, as applicable, each Lender that has agreed to increase its Revolving Commitment and each Additional Lender) after the date on which the Administrative Agent has acknowledged receipt of the applicable increase letter in the form of Annex 1 (in the case of an increase in the Commitment of an existing Lender) or Annex 2 (in the case of the addition of an Additional Lender) to Exhibit F.

(d)           No Additional Lender shall be added as a party hereto without the written consent of the Administrative Agent, the Issuing Lender and the Swing Line Lender (which consents shall not be unreasonably withheld), and no increase in the Revolving Commitment Amount may be effected if an Event of Default or an Unmatured Event of Default exists.

(e)           The Administrative Agent shall promptly notify the Company and the Lenders of any increase in the Revolving Commitment Amount pursuant to this Section 2.6 and of the Revolving Commitment, Revolving Percentage and Pro Rata Share of each Lender after giving effect thereto. The parties hereto agree that, notwithstanding any other provision of this Agreement, the Administrative Agent, the Company, each Additional Lender and each increasing Lender, as applicable, may make arrangements to stage the timing of any such increase, or to cause an Additional Lender or an increasing Lender to temporarily hold risk participations in the outstanding Revolving Loans of the other Lenders (rather than fund its Revolving Percentage of all outstanding Revolving Loans concurrently with the applicable increase), in each case with a view toward minimizing breakage costs and transfers of funds in connection with any increase in the Revolving Commitment Amount. The Company acknowledges that if, as a result of a non-pro-rata increase in the Revolving Commitments, any LIBOR Loan is prepaid or converted (in whole or in part) on a day other than the last day of an Interest Period therefor, then such prepayment or conversion shall be subject to the provisions of Section 8.4.

SECTION 3  NOTES EVIDENCING LOANS.

3.1  Notes. The Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Revolving Commitment plus the principal amount of such Lender’s Term Loan.

3.2  Recordkeeping. The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4  INTEREST.

4.1  Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)           at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

(b)           at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that upon the request of the Required Lenders, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%) at any time (and so long as) an Event of Default exists; provided, further, that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1.

4.2  Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3  Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4  Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days; provided that interest on Base Rate Loans based upon the Prime Rate shall be calculated on the basis of a year of 365 (or, if applicable, 366) days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5  FEES.

5.1  Non-Use Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Revolving

Percentage (as adjusted from time to time) of the unused portion of the Revolving Commitment Amount. For purposes of this Section, Swing Line Loans shall not constitute usage of the Revolving Commitment Amount. Such non-use fee shall be payable in arrears on the last day of each calendar month and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2  Letter of Credit Fees. (a)  The Company agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Revolving Percentage (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that upon the request of the Required Lenders, the rate applicable to each Letter of Credit shall be increased by 2% at any time an Event of Default exists; provided, further, that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Such letter of credit fee shall be payable in arrears on the last day of each calendar month and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)           In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Company and the Issuing Lender.

5.3  Administrative Agent and Arranger Fees. The Company agrees to pay to the Administrative Agent and the Arranger such fees as are mutually agreed to from time to time by such parties, including the fees set forth in the Fee Letter.

SECTION 6  REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENTS; PREPAYMENTS.

6.1  Reduction of the Revolving Commitment Amount. The Company may from time to time, on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof), permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings. The amount of any such reduction shall be an integral multiple of $5,000,000. Concurrently with any reduction of the Revolving Commitment Amount to zero, the Company shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit. All reductions of the Revolving Commitment Amount shall reduce the Revolving Commitments ratably among the applicable Lenders according to their respective Revolving Percentages.

6.2  Prepayments.

6.2.1  Voluntary Prepayments. The Company may from time to time prepay Revolving Loans and/or Term Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each applicable Lender) notice thereof not later than 11:00 A.M. on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any partial prepayment shall be in an amount equal to $1,000,000 or a higher integral multiple of $500,000.

6.2.2  Mandatory Prepayments. The Company shall prepay Term Loans as follows:

(a)           Within 180 days after the receipt by the Company or any Subsidiary of any Net Cash Proceeds from any Asset Disposition, the Company shall make a prepayment (rounded down, if necessary, to the nearest $100,000) in an amount equal to the remainder of (i) 100% of all Net Cash Proceeds received after the Closing Date minus (ii) all Net Cash Proceeds previously applied to prepay Term Loans pursuant to this Section 6.2.2(a).

(b)           Within 15 days after the delivery of the financial statements referred to in Section 10.1.1 for any Fiscal Year (commencing with the financial statements delivered for Fiscal Year 2006), if such financial statements disclose that the Total Leverage Ratio is greater than 2.00:1 as of the last day of such Fiscal Year, then the Company shall make a prepayment in an amount equal to 50% of Excess Cash Flow for such Fiscal Year.

6.2.3  All Prepayments. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. All prepayments of Term Loans shall be applied pro rata to the Term Loans of the Lenders according to their respective Term Percentages and to the remaining installments of the Term Loans (a) in the case of a voluntary prepayment, in the direct order of the maturity of such installments and (b) in the case of a mandatory prepayment, pro rata to such remaining installments. Except as otherwise provided by this Agreement, all prepayments shall be applied to such Loans as the Company shall specify.

6.3  Repayments.

6.3.1  Revolving Loans. The Revolving Loans of each Lender shall be paid in full and the Revolving Commitments shall terminate on the Termination Date.

6.3.2  Term Loans. The Term Loan of each Lender shall be paid in installments equal to such Lender’s Term Percentage of the aggregate principal amount of the installments of the Term Loans as follows:

Payment Date	Amount
June 30, 2006	$1,250,000
September 30, 2006	$1,250,000
December 31, 2006	$1,250,000
March 31, 2007	$1,250,000
June 30, 2007	$2,500,000
September 30, 2007	$2,500,000
December 31, 2007	$2,500,000

March 31, 2008	$2,500,000
June 30, 2008	$2,500,000
September 30, 2008	$2,500,000
December 31, 2008	$2,500,000
March 31, 2009	$2,500,000
June 30, 2009	$2,500,000
September 30, 2009	$2,500,000
December 31, 2009	$2,500,000
March 31, 2010	$2,500,000
June 30, 2010	$3,750,000
September 30, 2010	$3,750,000
December 31, 2010	$3,750,000
March 9, 2011	$3,750,000

SECTION 7  MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1  Making of Payments. All payments of principal of or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto without setoff, counterclaim or other defense.

7.2  Application of Certain Payments. So long as no Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as the Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3  Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4  Setoff. The Company agrees that at any time any Event of Default under Section 13.1.1 or 13.1.4 exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Administrative Agent or such Lender.

7.5  Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or 15.6, (ii) any payment to the Swing Line Lender with respect to a Swing Line Loan and (iii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit or Swing Line Loan) in excess of its applicable pro rata share (according to its Revolving Percentage, Term Percentage or Pro Rata Share, as applicable) of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participations) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit and Swing Line Loans) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6  Taxes.

(a)           All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Company free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)           If the Company makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent the Company withholds any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)           If any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d)           (i)            To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Company and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to the Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Company and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.

(ii)           Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(iii)          The Company shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).

(iv)          Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Company pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

SECTION 8  INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1  Increased Costs. (a)  If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon the Company’s receipt of demand from such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

(b)           If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon the Company’s receipt of demand from such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

8.2  Basis for Determining Interest Rate Inadequate or Unfair. If:

(a)           the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b)           the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3  Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4  Funding Losses. The Company hereby agrees that upon receipt of demand from any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5  Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6  Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7  Mitigation of Circumstances; Replacement of Lenders. (a)  Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Sections 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Sections 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b)           If the Company becomes obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Sections 8.2 or 8.3, the Company may designate another bank which is acceptable to the Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8  Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9  REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Lenders that, both before and after giving effect to the Adjoined Acquisition:

9.1  Organization. Each of the Company and each Subsidiary is validly existing and in good standing under the laws of its jurisdiction of organization; and each of the Company and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2  Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any (x) credit agreement, indenture or similar financing agreement, (y) other material agreement, instrument or other document or (z) judgment, order or decree, in each case which is binding upon any Loan Party or any of their respective properties, or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents).

9.3  Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4  Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2004 and the unaudited consolidated financial statements of the Company and its Subsidiaries as at September 30, 2005, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

9.5  No Material Adverse Change. Since December 31, 2004, there has been no material adverse change in the financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

9.6  Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities that (a) would reasonably be expected to have a Material Adverse Effect or (b) are in existence as of the Closing Date and are not listed on Schedule 9.6 or permitted by Section 11.1.

9.7  Ownership of Properties; Liens. Each of the Company and each Subsidiary owns good and, in the case of real property, marketable title to or a valid leasehold interest in all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks and copyrights) except as permitted by Section 11.2.

9.8  Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Subsidiary are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than Liens in favor of the Administrative Agent and inchoate tax, ERISA and judgment Liens, and such securities were issued in compliance with all applicable laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Subsidiary as of the Closing Date. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Subsidiary.

9.9  Pension Plans. (a)  The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or the Company or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither the Company nor any other member of the

Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which would reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which would reasonably be expected to have a Material Adverse Effect.

(b)           All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, would result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10  Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11  Margin Stock. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.12  Taxes. Each of the Company and each Subsidiary has timely filed all U.S. federal and other material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Company and its Subsidiaries have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. Neither the Company nor any Subsidiary has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

9.13  Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.14  Environmental Matters. The on-going operations of the Company and each Subsidiary comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each of the Company and each Subsidiary has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each of the Company and each Subsidiary is in compliance with all terms and conditions thereof, except where the failure to do so would not reasonably be expected to result in material liability to the Company or any Subsidiary and would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Neither the Company nor any Subsidiary nor any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any violation of any Environmental Law, any Environmental Claim or any release of a Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of the Company or any Subsidiary that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Neither the Company nor any other Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances, and no other Subsidiary has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances where such failure to be properly registered or permitted or such releases, leaks, disposals or other discharges would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.15  Insurance. Set forth on Schedule 9.15 is a complete and accurate summary of the property and casualty insurance program of the Company and the other Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Company or any other Loan Party). The Company, each Subsidiary and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

9.16  Real Property. Set forth on Schedule 9.16 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased real property, the name and mailing address of the lessor of such property.

9.17  Information. All information heretofore or contemporaneously herewith furnished in writing by the Company or any Subsidiary to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be, when taken as a whole, incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.18  Intellectual Property. Each of the Company and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Company or such Subsidiary, without any infringement upon rights of others which would reasonably be expected to have a Material Adverse Effect.

9.19  Burdensome Obligations. Neither the Company nor any Subsidiary is a party to any agreement or contract or subject to any restriction contained in its organizational documents which would reasonably be expected to have a Material Adverse Effect.

9.20  Labor Matters. As of the Closing Date, except as set forth on Schedule 9.20, neither the Company nor any Subsidiary is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Company or any Subsidiary that singly or in the aggregate would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries are not in violation of the Fair Labor Standards Act (to the extent applicable) or any other applicable law, rule or regulation dealing with such matters, which violation could reasonably be expected to have a Material Adverse Effect.

9.21  No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Company or any Subsidiary of any Debt hereunder or under any other Loan Document.

9.22  Adjoined Acquisition. (a)  The Company has heretofore furnished the Administrative Agent a true and correct copy of the Adjoined Acquisition Agreement.

(b)           Each of the Company, Kanbay Consulting, LLC and, to the Company’s knowledge, each other party to the Adjoined Acquisition Agreement, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Adjoined Acquisition Agreement and the consummation of transactions contemplated thereby.

(c)           The Adjoined Acquisition will comply with all applicable legal requirements and, except as set forth on Schedule 9.22, all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Company or Kanbay Consulting, LLC and, to the Company’s knowledge, each other party to the Adjoined Acquisition Agreement in connection with the Adjoined Acquisition will be, prior to consummation of the Adjoined Acquisition, duly obtained and will be in full force and effect. As of the Closing Date, all applicable waiting periods with respect to the Adjoined Acquisition will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Adjoined Acquisition.

(d)           The execution and delivery of the Adjoined Acquisition Agreement did not, and the consummation of the Adjoined Acquisition will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on the Company or any Subsidiary or, to the Company’s knowledge, any other party to the Adjoined Acquisition Agreement, or, except as set forth on Schedule 9.22, result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or, to the Company’s knowledge, to which any other party to the Adjoined Acquisition Agreement is a party or by which any such party is bound, except for breaches and defaults as have been cured or waived on or prior to the Closing Date.

(e)           No statement or representation made in the Adjoined Acquisition Agreement by the Company or Kanbay Consulting, LLC or, to the Company’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

SECTION 10  AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated or Cash Collateralized, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1  Reports, Certificates and Other Information. Furnish to the Administrative Agent for distribution to each Lender:

10.1.1  Annual Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Company and its

Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent, together with a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Section 11.11 or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail (which certificate may be limited or withheld to the extent required by accounting rules or guidelines in accordance with the normal commercial practices of such accountants); (b) a comparison with the projections for such Fiscal Year (commencing with such comparison between actual results for Fiscal Year 2006 and the projections for such Fiscal Year) and a comparison with the previous Fiscal Year; and (c) a consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Company and its Subsidiaries for such Fiscal Year, certified by a Senior Officer of the Company.

10.1.2  Interim Reports. (a)  Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), a consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the projections for such period of the current Fiscal Year, certified by a Senior Officer of the Company; and (b) promptly when available and in any event within 30 days after the end of each month, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, together with consolidated statements of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year (commencing with such comparison between actual results for the Fiscal Quarter ended June 30, 2006 and the projections for such Fiscal Quarter) and a comparison with the projections for such period of the current Fiscal Year, certified by a Senior Officer of the Company.

10.1.3  Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing a computation of each of the financial ratios and restrictions set forth in Section 11.11 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

10.1.4  Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Company or any Subsidiary filed with the SEC (other than filings on Form 4); copies of all registration statements of the Company or any Subsidiary filed with the SEC (other than on Form S-8); and copies of all proxy statements or other material communications made to security holders generally.

10.1.5  Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a)           the occurrence of an Event of Default or an Unmatured Event of Default;

(b)           any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject which would reasonably be expected to have a Material Adverse Effect;

(c)           the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)           any cancellation (without concurrent replacement) or material change in any insurance maintained by the Company or any Subsidiary; or

(e)           any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which would reasonably be expected to have a Material Adverse Effect.

10.1.6  Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

10.1.7  Projections. As soon as practicable, and in any event not later than 30 days after the commencement of each Fiscal Year, financial projections for the Company and its

Subsidiaries for such Fiscal Year prepared in a manner consistent with the projections delivered by the Company to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of the Company on behalf of the Company to the effect that (a) such projections were prepared by the Company in good faith, (b) the Company has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

10.1.8  Calculation of Asset Coverage Ratio. Not later 10 Business Days after the end of each month, a certificate signed by a Senior Officer of the Company, containing a computation of the Asset Coverage Ratio as of the last Business Day of such month.

10.1.9  Other Information. Promptly from time to time, such other information concerning the Company or any Subsidiary as any Lender or the Administrative Agent may reasonably request.

Information required to be delivered pursuant to Section 10.1 shall be deemed to have been delivered on the date on which (i) such information is actually available for review by the Lenders and either (A) has been posted by the Company on the Company’s website at http://www.kanbay.com or at http://www.sec.gov or (B) has been posted on the Company’s behalf on any extranet service that may be utilized by the Administrative Agent for communications with the Lenders and (ii) the Company provides notice to the Lenders that such information is available and designates one or more of the above websites on which such information is located. At the request of the Administrative Agent, the Company will provide by electronic mail electronic versions (i.e., soft copies) of all documents containing such information.

10.2  Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of the financial statements required to be delivered pursuant to Sections 10.1.1 and 10.1.2 in accordance with GAAP; permit, and cause each Subsidiary to permit, any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Company or any Subsidiary; and permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Company, photocopy extracts from) any of its books or other records; and permit, and cause each Subsidiary to permit, the Administrative Agent and its representatives to inspect the Inventory and other tangible assets of the Company or such Subsidiary, to perform appraisals of the equipment of the Company or such Subsidiary, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral. Not more than one such inspection or audit by the Administrative Agent during any Fiscal Year shall be at the Company’s expense except to the extent such inspection or audit occurs during the continuance of an Event of Default.

10.3  Maintenance of Property; Insurance. (a)  Keep, and cause each Subsidiary to keep, all property reasonably necessary in the ordinary business operations of the Company or such Subsidiary in good working order and condition, ordinary wear and tear excepted.

(b)           Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.15 and shall have insured amounts no less than those set forth on such Schedule; and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries. The Company shall cause each issuer of an insurance policy with respect to a Loan Party to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent.

(c)           UNLESS THE COMPANY PROVIDES THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT THE COMPANY’S EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE COMPANY OR A SUBSIDIARY’S INTERESTS. THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST THE COMPANY OR ANY SUBSIDIARY IN CONNECTION WITH THE COLLATERAL. THE COMPANY MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE COMPANY HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE COMPANY WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE COMPANY AND ITS SUBSIDIARIES MAY BE ABLE TO OBTAIN ON THEIR OWN.

10.4  Compliance with Laws; Payment of Taxes and Liabilities. (a)  Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply would not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each Subsidiary to ensure, that neither the Company nor any Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any Collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

10.5  Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.4) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect).

10.6  Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely to finance the Adjoined Acquisition, to refinance existing Debt of the Company and its Subsidiaries, for working capital purposes, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7  Employee Benefit Plans.

(a)           Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)           Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)           Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8  Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property as necessary to comply with all Environmental Laws and to preserve the value of such real property. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, comply with any applicable Federal or state judicial or administrative order requiring the performance at any real property of the Company or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, (a) the Company shall, and shall cause each other Loan Party to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws and (b) the Company shall cause each other Subsidiary to dispose of such Hazardous Substances and other wastes in a manner that would not reasonably be expected to have a Material Adverse Effect.

10.9  Further Assurances. Take, and cause each Subsidiary to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by substantially all of the assets of the Company and each Domestic Subsidiary (including all Capital Securities of each Domestic Subsidiary and 65% of all Capital Securities of each first-tier Material Foreign Subsidiary but excluding the Capital Securities of any other Foreign Subsidiary) and guaranteed by each Loan Party (other than the Company) and, to the extent no material adverse tax consequences would result, each Material Foreign Subsidiary (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as the Administrative Agent may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, fee mortgages, fee deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession to the extent required by the Guaranty and Collateral Agreement, (c) using commercially reasonable efforts to obtain Collateral Access Agreements, (d) using commercially reasonable efforts to cause leasehold Mortgages to be delivered to the Administrative Agent (i) as soon as practicable following the Closing Date with respect to the properties located at 4645 East Cotton Center Boulevard, Building 2, Suite 167, Phoenix, Arizona and 1050 Winter Street, Waltham, Massachusetts and (ii) promptly upon request of the Administrative Agent with respect to any other property leased by the Company or any other Loan Party, (e) as soon as practicable following the request of the Required Lenders during the existence of an Event of Default or an Unmatured Event of Default, delivering surveys, title commitments, title policies and/or legal opinions with respect to any real property leased by any Loan Party that is subject to a Mortgage and (f) providing control agreements in favor of the Administrative Agent with respect to U.S. deposit accounts and U.S. securities accounts maintained by the Loan Parties; provided that the Administrative Agent may give any notice of exclusive control or similar notice under any control agreement only if an Event of Default under Section 13.1.1 or 13.1.4 exists.

10.10  Cash Management Services. Take such actions as are necessary to cause the Loan Parties to establish, not later than August 1, 2006 or such later date acceptable to the

Administrative Agent (or, in the case of any Person that becomes a Loan Party after the Closing Date, promptly upon becoming a Loan Party), and thereafter maintain a banking relationship with LaSalle providing cash management services that are reasonably acceptable to the Administrative Agent and the Company.

SECTION 11  NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated or Cash Collateralized, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1  Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

(a)           Obligations under this Agreement and the other Loan Documents;

(b)           Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $10,000,000;

(c)           subject to Section 11.10(a), intercompany Debt; provided that (i) all such Debt owing to a Loan Party shall be evidenced by one or more demand notes in form and substance reasonably satisfactory to the Administrative Agent and, to the extent required by the Guaranty and Collateral Agreement, pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations and (ii) all such Debt owing by a Loan Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(d)           Hedging Obligations incurred for bona fide hedging purposes and not for speculation;

(e)           Debt of Loan Parties described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(f)            Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Loans hereunder);

(g)           Contingent Liabilities arising with respect to customary indemnification obligations in favor of (i) sellers in connection with the Adjoined Acquisition and Acquisitions permitted under Section 11.4, (ii) purchasers in connection with dispositions permitted under Section 11.4 and (iii) customers in the ordinary course of business;

(h)           Contingent Liabilities in respect of guarantees by the Company or any Subsidiary of Debt of the Company or any other Subsidiary permitted to be incurred hereunder;

(i)            Contingent Liabilities arising out of performance or surety bonds or similar arrangements arising in the ordinary course of business consistent with past practice;

(j)            Debt arising out of the factoring, sale or other disposition of receivables in an aggregate amount not at any time exceeding $1,000,000;

(k)           unsecured promissory notes issued to satisfy the Gazelle Earnout, provided that the sum of (i) the aggregate outstanding principal amount of such promissory notes, (ii) the aggregate amount of cash paid by the Company and its Subsidiaries to satisfy the Gazelle Earnout and (iii) the aggregate fair market value of capital stock issued by the Company and its Subsidiaries to satisfy the Gazelle Earnout shall not exceed $7,600,000; and

(l)            other Debt, in addition to the Debt listed above (other than Debt of the type described in clause (c) above), in an aggregate outstanding amount not at any time exceeding $10,000,000; provided that all Debt of any Loan Party that is permitted solely by this clause (l) shall be unsecured.

11.2  Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)           Liens for taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)           Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c)           Liens on properties, assets or rights of Loan Parties existing on the Closing Date and described on Schedule 11.2;

(d)           subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

(e)           attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $2,500,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)            easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(g)           leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(h)           customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where the Company or any of its Subsidiaries maintains deposits in the ordinary course of business permitted by this Agreement;

(i)            Liens arising under the Loan Documents;

(j)            the replacement, extension or renewal of any Lien permitted by clause (c) or (d) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof);

(k)           Liens on the assets of Subsidiaries that are not Loan Parties securing Debt permitted by Section 11.1(d), (j) or (l); and

(l)            other Liens securing obligations in an aggregate amount not to exceed $1,000,000 at any time outstanding.

11.3  Restricted Payments. Not, and not permit any Subsidiary to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof or (d) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to such Subsidiary’s parent company; and (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may purchase or redeem Capital Securities owned by present or former employees, officers or directors; provided that the aggregate cash payments in any Fiscal Year for all such purchases and redemptions shall not exceed $1,000,000 (with any excess being paid in the form of a subordinated promissory note in form and substance acceptable to Administrative Agent).

11.4  Mergers, Consolidations, Sales. Not, and not permit any Subsidiary to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, or (c) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Subsidiary into the Company or into any Domestic Subsidiary or by any Foreign Subsidiary into the Company, any Domestic Subsidiary or any other Foreign Subsidiary; (ii) any such purchase or other acquisition by (x) the Company or any Domestic Subsidiary of the assets or Capital Securities of any Subsidiary (provided that, if the Person being acquired is not a Wholly-Owned Subsidiary, the acquisition of the minority interest is permitted under Section 11.10) or (y) a Foreign Subsidiary that is not a Loan Party of the assets or Capital Securities of another Foreign Subsidiary that is not a Loan Party; (iii) sales and dispositions of assets (including the Capital Securities of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Company) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of the Company and its Subsidiaries as of the last day of the preceding Fiscal Year; (iv) the Adjoined Acquisition; and (v) any Acquisition by the Company or any domestic Wholly-Owned Subsidiary where:

(A)          the Person acquired is primarily engaged, or substantially all of the assets acquired are for use, in the same line of business as the Company and its Subsidiaries on the Closing Date (or another line of business reasonably related thereto);

(B)           immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;

(C)           the aggregate cash consideration paid by the Company and its Subsidiaries (including, to the extent that the Company or any Subsidiary is required to pay such Debt pursuant to or as a result of the applicable Acquisition, any Acquired Debt) in connection with (i) such Acquisition is not more than $25,000,000 and (ii) all Acquisitions during the 12—month period ending on the date of (and including) such Acquisition is not more than $50,000,000 in the aggregate;

(D)          the aggregate total consideration (including any Acquired Debt) in connection with (i) such Acquisition is not more than $50,000,000 and (ii) all Acquisitions during the 12—month period ending on the date of (and including) such Acquisition is not more than $100,000,000 in the aggregate;

(E)           immediately after giving effect to such Acquisition, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.11;

(F)           in the case of an Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition;

(G)           reasonably prior to such Acquisition, the Administrative Agent shall have received complete drafts of each material document, instrument and agreement to be executed in connection with such Acquisition (and promptly after such Acquisition, the Administrative Agent shall have received executed or conformed copies of each such document, instrument and agreement) together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired;

(H)          not less than ten Business Days prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Company’s calculation of pro forma EBITDA (assuming such Acquisition occurred on the first day of the relevant period) relating thereto;

(I)            consents have been obtained in favor of the Administrative Agent and the Lenders to the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for the Company or any Subsidiary and (if delivered to the Company or any Subsidiary) the selling party in favor of the Administrative Agent and the Lenders have been delivered;

(J)            simultaneously with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of equity and the target company would be a Loan Party after giving effect to such Acquisition) or the applicable Loan Party (if such Acquisition is structured as a purchase of assets or a merger and a Loan Party is the acquiring or surviving entity) executes and delivers to the Administrative Agent (a) such documents necessary to grant to the Administrative Agent for the benefit of the Lenders a first priority Lien in substantially all of the assets of such target company or surviving company, and their respective Subsidiaries (to the extent such Subsidiaries would be Loan Parties after giving effect to such Acquisition) in accordance with the requirements of the Guaranty and Collateral Agreement, each in form and substance satisfactory to the Administrative Agent and (b) an unlimited Guaranty of the Obligations, or at the option of the Administrative Agent in the Administrative Agent’s absolute discretion, a joinder agreement satisfactory to the Administrative Agent in which such target company or surviving company, and their respective Subsidiaries becomes a borrower under this Agreement and assumes primary, joint and several liability for the Obligations; and

(K)          if the Acquisition is structured as a merger involving the Company and one or more other Persons, the Company is the surviving entity.

11.5  Restriction of Amendments to Certain Documents. (a) Not amend or otherwise modify, or waive any rights under the Adjoined Acquisition Agreement or any document related thereto if, in any case, such amendment, modification or waiver could be adverse to the interests of the Lenders, (b) not, and not permit any Subsidiary to, amend or modify its charter, by-laws or other organizational document in any way which would reasonably be expected to materially adversely affect the interests of the Lenders and (c) not, and not permit any other Loan Party to, change its state of formation or its organizational form without delivering at least 30 days’ prior notice of such change to the Administrative Agent.

11.6  Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction or contract with any of its other Affiliates (other than any Loan Party) which is on terms which are less favorable, taken as a whole, than are obtainable from any Person which is not one of its Affiliates.

11.7  Unconditional Purchase Obligations. Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

11.8  Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Company or any other Loan Party from granting to the Administrative Agent and the Lenders a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to the Company or any Subsidiary or (iii) transfer any of its assets or properties to the Company or any Subsidiary, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.9  Business Activities. Not, and not permit any Subsidiary to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

11.10 Investments. Not, and not permit any Subsidiary to, make or permit to exist any Investment in any other Person, except the following:

(a)           Investments by any Loan Party in any Foreign Subsidiary (including intercompany Debt described in Section 11.1(c)) in an aggregate outstanding amount not to exceed $10,000,000 at any time, subject to compliance with all applicable provisions of Section 10.9, and Investments by any Foreign Subsidiary in any Wholly-Owned Foreign Subsidiary;

(b)           contributions by the Company or any Subsidiary to the capital of any Domestic Subsidiary, so long as, concurrently with or immediately after such contribution, the provider and the recipient of any such capital contribution has complied with all applicable provisions of Section 10.9;

(c)           Investments constituting Debt permitted by Section 11.1 (other than Debt owing by a Foreign Subsidiary to a Loan Party permitted by Section 11.1(c));

(d)           Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(e)           Cash Equivalent Investments;

(f)            bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are (i) maintained with any bank other than a Lender and (ii) not subject to an agreement granting “control” (within the meaning of the UCC) over such accounts to the Administrative Agent shall not at any time exceed $10,000,000;

(g)           Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(h)           Investments to consummate Acquisitions permitted by Section 11.4;

(i)            Investments listed on Schedule 11.10;

(j)            Investments in any securities account that is subject to an agreement granting “control” (within the meaning of the UCC) over such account to the Administrative Agent;

(k)           Investments in Kanbay Software (India) Private Limited the proceeds of which will be used exclusively for Capital Expenditures; and

(l)            other Investments, in addition to the Investments listed above (other than Investments of the types described in clauses (a) and (k) above) in an aggregate amount not to exceed $10,000,000 at any time.

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (c), (d) (other than any such Investment under clause (c) or (d) made in the ordinary course of business consistent with past practice), (h), (k) (other than any such Investment under clause (k) made in the ordinary course of business consistent with past practice) or (l) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

11.11   Financial Covenants.

11.11.1  Maximum Total Leverage Ratio. Not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2006) to exceed 2.25:1.

11.11.2  Minimum Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2006) to be less than (i) 1.25:1 for any Fiscal Quarter ending June 30, 2006 through December 31, 2006 and (ii) 1.50:1 for any Fiscal Quarter ending thereafter.

11.11.3  Minimum Asset Coverage Ratio. Not permit the Asset Coverage Ratio as of the last Business Day of any month to be less than (i) 1.00:1 from March 31, 2006 through December 31, 2006 and (ii) 1.25:1 thereafter.

11.11.4  Fiscal Year 2006 Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries during Fiscal Year 2006 to exceed $60,000,000.

SECTION 12  EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

12.1  Initial Credit Extension. The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (b) the Administrative Agent shall have received (i) evidence, reasonably satisfactory to the Administrative Agent, that after giving effect to the initial credit extension hereunder the Company will have (A) pro forma EBITDA for the 12 months ended December 31, 2005 (assuming the Adjoined Acquisition occurred on the first day of such period) (“Pro Forma EBITDA”) of at least $60,000,000 and (B) a ratio of Total Debt as of December 31, 2005 to Pro Forma EBITDA of not more than 2.00:1; (ii) evidence, reasonably satisfactory to the Administrative Agent, that the Company has completed, or concurrently with the initial credit extension hereunder will complete, the Adjoined Acquisition in accordance with the terms of the Adjoined Acquisition Agreement (without any amendment thereto or waiver thereunder unless consented to by the Lenders); and (iii) all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1  Notes. A Note for each Lender.

12.1.2  Authorization Documents. For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3  Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

12.1.4  Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

12.1.5  Guaranty and Collateral Agreement. A counterpart of the Guaranty and Collateral Agreement executed by each Loan Party, together with all instruments, transfer powers and other items required to be delivered in connection therewith.

12.1.6  Opinions of Counsel. An opinion of counsel of (a) Winston & Strawn LLP, counsel to the Company and various Loan Parties, and (b) Conyers, Dill & Pearman, special Bermuda counsel to the Administrative Agent, each in form and substance reasonably acceptable to the Administrative Agent.

12.1.7  Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

12.1.8  Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent).

12.1.9 Solvency Certificate. A certificate executed by a Senior Officer of the Company certifying the matters set forth in Section 9.13 with respect to each Loan Party.

12.1.10 Pro Forma. (a) A consolidated pro forma balance sheet of the Company as at the Closing Date, adjusted to give effect to the consummation of the Adjoined Acquisition and the financings contemplated hereby as if such transactions had occurred on such date, consistent in all material respects with the sources and uses of cash as previously described to the Lenders and the forecasts previously provided to the Lenders and (b) projected income statements, balance sheets and cash flow statements prepared by the Company for the period from the Closing Date through at least December 31, 2010 and giving effect to the Adjoined Acquisition and the financings contemplated hereby.

12.1.11   Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and (c) such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.

12.1.12  Filings, Registrations and Recordings. The Administrative Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording

12.1.13  Closing Certificate, Consents and Permits. A certificate executed by a Senior Officer of the Company attaching true, correct and complete copies of the Adjoined Acquisition Agreement and documents relating thereto and certifying that (a) all necessary governmental and regulatory and, except as set forth on Schedule 9.22, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Company in connection with the Adjoined Acquisition have been duly obtained and are in full force and effect; (b) all material permits necessary for the operation of any business(es) acquired pursuant to with the Adjoined Acquisition have been obtained; (c) the Merger Price (as defined in the Adjoined Acquisition Agreement, without giving effect to the adjustments thereto relating to Working Capital and Available Cash (each as defined in the Adjoined Acquisition Agreement)), will not exceed the result of (i) $165,000,000 less (ii) $7,600,000, which Adjoined and the Company have acknowledged in the Adjoined Acquisition Agreement satisfies the Gazelle Earnout; (d) the cash portion of the Merger Price will not exceed 58% of the Merger Price (assuming a constant value of the Company’s common stock since the date of the Adjoined Acquisition Agreement); (e) the balance of the Merger Price will be paid by the issuance of common equity of the Company to the shareholders of Adjoined on the terms set forth in the Adjoined Acquisition Agreement; (f) all Funded Indebtedness (as defined in the Adjoined Acquisition Agreement) of Adjoined and its Subsidiaries, other than Funded Indebtedness with respect to outstanding capital leases in an amount not exceeding $2,000,000, will be repaid as of the effectiveness of the Adjoined Acquisition; (g) other than outstanding letters of credit of the Company and Adjoined and their respective Subsidiaries that will be cash collateralized, or for which back-to-back letters of credit will be issued, the existing indebtedness of the Company, Adjoined and their respective Subsidiaries that will remain outstanding following the effectiveness of the Adjoined Acquisition will not exceed $115,000,000; (h) the aggregate fees and expenses with respect to the Adjoined Acquisition will not exceed $5,000,000; (i) since December 31, 2004, there has been no material adverse change in the financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole or Adjoined and its Subsidiaries taken as a whole; (j) no provision of the Adjoined Acquisition Agreement or any material related document has been amended, waived, supplemented or otherwise modified in any material respect without the consent of the Administrative Agent (which consent not to be unreasonably withheld or delayed); and (k) the statements set forth in Section 12.2.1 are accurate as of the Closing Date.

12.1.14  Financial Statements. (a) Audited consolidated financial statements for the Company and its Subsidiaries and Adjoined for the Fiscal Years ending December 31, 2002, 2003 and 2004 and (b) unaudited interim consolidated financial statements for the Company and its Subsidiaries and Adjoined for each Fiscal Quarter ended after the latest Fiscal Year referred to in clause (i) above.

12.1.15 Other. Such other documents as the Administrative Agent or any Lender may reasonably request.

12.2  Conditions. The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1  Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a)           the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)           no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

12.2.2  Confirmatory Certificate. If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13  EVENTS OF DEFAULT AND THEIR EFFECT.

13.1  Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

13.1.1  Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

13.1.2  Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $2,500,000 and such default shall (a) consist of the failure to pay such Debt when due (giving effect to any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Company or any Subsidiary to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3  Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company or any Subsidiary with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, would reasonably be expected to have a Material Adverse Effect.

13.1.4  Bankruptcy, Insolvency, etc. The Company or any Material Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Material Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Material Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Material Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any Material Subsidiary, and if such case or proceeding is not commenced by the Company or such Material Subsidiary, it is consented to or acquiesced in by the Company or such Material Subsidiary, or remains for 60 days undismissed; or the Company or any Material Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5  Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.5, or 10.5(a) (with respect to the existence of the Company only) or Section 11; (b) failure by any Loan Party to comply with or perform any covenant set forth in Section 10.3(b) and continuance of such failure for 10 days; or (c) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure for 30 days after the earlier of (i) the date that a Senior Officer of the Company has knowledge thereof and (ii) the date that the Company receives notice thereof from the Administrative Agent or any Lender.

13.1.6  Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7  Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Company or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $1,000,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $2,500,000.

13.1.8  Judgments. Final judgments which exceed an aggregate of $2,500,000 shall be rendered against the Company or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

13.1.9  Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

13.1.10   Change of Control. A Change of Control shall occur.

13.1.11  Loss of Customers. The cancellation of contracts that have generated, or loss of a single customer (or a group of related customers) that have accounted for, more than 30% of total revenues of the Company and its consolidated Subsidiaries during the most recent period of 12 months for which financial information is available.

13.2  Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination or Cash Collateralization of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

SECTION 14  THE AGENT.

14.1  Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2  Issuing Lender. The Issuing Lender shall act on behalf of the Lenders (according to their Revolving Percentages) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

14.3  Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.4  Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate thereof, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

14.5  Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6  Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7  Credit Decision. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the

Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent.

14.8  Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, Affiliates, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its Pro Rata Share, from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9  Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any),  LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

14.10  Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11  Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination or Cash Collateralization of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or (d)(iii)  (it being understood that the Administrative Agent may conclusively rely on a certificate from the Company in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11.

14.12  Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any Subsidiary, the

Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.17.

Nothing contained herein shall be deemed to authorize the Administrative Agent  to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.13 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “documentation agent”, “sole book runner” or “sole arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 15  GENERAL.

15.1  Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement); or (d) release all or substantially all parties from their respective obligations under the Guaranty and Collateral Agreement or all or any substantial part of the Collateral granted under the Collateral Documents, change the definition of Required Lenders, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Sections 6.2.2 or 6.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Lenders having Term Percentages exceeding 50%. No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

15.2  Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3  Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

15.4  Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 or Section 11.11 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 10 or Section 11.11 (or any related definition) for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Company and the Required Lenders.

15.5  Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, the Company agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Company’s auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6  Assignments; Participations.

15.6.1  Assignments. (a)  Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent, the Issuing Lender (for an assignment of any Revolving Loan or any Revolving Commitment) and, so long as no Event of Default exists, the Company (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender). Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. The Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit C hereto (an “Assignment

Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of such assignment the Company would be obligated to pay any greater amount under Sections 7.6 or 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. The Company shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Company has expressly objected to such assignment within three Business Days after notice thereof.

(b)           From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Company shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note. Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Company any prior Note held by it.

(c)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6.2  Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this

Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).

15.7  Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

15.8  GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.9  Confidentiality. As required by federal law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by the Company or any Subsidiary, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, the Issuing Lender or any other Lender that may provide Bank Products to the Company or any Subsidiary; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Company consents to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

15.10  Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.11  Nature of Remedies. All Obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12  Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.

15.13  Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

15.14  Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

15.15  Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16  Customer Identification - USA Patriot Act Notice. Each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or LaSalle, as applicable, to identify the Loan Parties in accordance with the Act.

15.17  INDEMNIFICATION BY THE COMPANY. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE COMPANY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS (INCLUDING THE ADJOINED ACQUISITION) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY THE COMPANY  OR ANY SUBSIDIARY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY THE COMPANY OR ANY SUBSIDIARY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH THE COMPANY, ANY SUBSIDIARY OR ITS PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE COMPANY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS,

CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

15.18  Nonliability of Lenders. The relationship between the Company on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company or any Subsidiary arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Company and its Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Company or any Subsidiary to review or inform the Company or any Subsidiary of any matter in connection with any phase of the business or operations of the Company or any Subsidiary. The Company agrees, on behalf of itself and each Subsidiary, that neither the Administrative Agent nor any Lender shall have liability to the Company  or any Subsidiary (whether sounding in tort, contract or otherwise) for losses suffered by the Company or any Subsidiary in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE COMPANY ON BEHALF OF ITSELF AND EACH SUBSIDIARY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company, any Subsidiary and the Lenders

15.19  FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE COMPANY HEREBY EXPRESSLY

AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.20  WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Signature Pages Follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

KANBAY INTERNATIONAL, INC.

By:	/s/ William Weissman
Name:	William Weissman
Title:	Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent, as Issuing Lender and as a Lender

By:	/s/ Daniel E. Sullivan, Jr.
Name:	Daniel E. Sullivan, Jr.
Title:	1st Vice President

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment	Revolving Percentage	Term Commitment	Term Percentage	Pro Rata Share
LaSalle Bank N.A.	$75,000,000.00	100%	$50,000,000.00	100%	100%
TOTALS	$75,000,000.00	100%	$50,000,000.00	100%	100%

ANNEX B

ADDRESSES FOR NOTICES

KANBAY INTERNATIONAL, INC.

6400 Shafer Court

Rosemont, Illinois 60018

Attention: David Faller

Telephone: 847-384-6148
Facsimile: 847-318-1589

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender

Notices of Borrowing, Conversion, Continuation and Letter of Credit Issuance

135 South LaSalle Street
Chicago, Illinois 60603
Attention: Armecia Bracey
Telephone: 312-904-2223
Facsimile:  312-904-4448

All Other Notices

135 South LaSalle Street
Chicago, Illinois 60603
Attention: Daniel E. Sullivan, Jr.
Telephone: 312-904-5346
Facsimile:  312-904-6150

EXHIBIT A

FORM OF
NOTE

, 20

The undersigned, for value received, promises to pay to the order of                (the “Lender”) at the principal office of LaSalle Bank National Association (the “Administrative Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of March 9, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and the Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

[REMAINDER OF PAGE LEFT BLANK - SIGNATURE ON NEXT PAGE]

This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

KANBAY INTERNATIONAL, INC.

By:
Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:                              LaSalle Bank National Association, as Administrative Agent

Please refer to the Credit Agreement dated as of March 9, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Kanbay International, Inc. (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.                                                                                         Reports. Enclosed herewith is a copy of the [annual audited/quarterly] report of the Company as at              ,      (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.                                                                                     Financial Tests. The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:

[REVISE AS APPROPRIATE]

The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

The Company has caused this Certificate to be executed and delivered by its duly authorized officer on          ,     .

KANBAY INTERNATIONAL, INC.

By:
Title:

EXHIBIT C

FORM OF
ASSIGNMENT AGREEMENT

Date:

To:                              Kanbay International, Inc.

and

LaSalle Bank National Association, as Administrative Agent

Re:                               Assignment under the Credit Agreement referred to below

Gentlemen and Ladies:

Please refer to Section 15.6.1 of the Credit Agreement dated as of March 9, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”) among                 (the “Company”), various financial institutions and LaSalle Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

(the “Assignor”) hereby sells and assigns, without recourse, to (the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to % of all of the Loans, of the participation interests in the Letters of Credit and of the Commitments, such sale, purchase, assignment and assumption to be effective as of  ,    , or such later date on which the Company and the Administrative Agent shall have consented hereto (the “Effective Date”). After giving effect to such sale, purchase, assignment and assumption, the Assignee’s and the Assignor’s respective Percentages for purposes of the Credit Agreement will be as set forth opposite their names on the signature pages hereof.

The Assignor hereby instructs the Administrative Agent to make all payments from and after the Effective Date in respect of the interest assigned hereby directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees, the Assignee will promptly remit the same to the Assignor.

The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim.

The Assignee represents and warrants to the Company and the Administrative Agent that, as of the date hereof, the Company will not be obligated to pay any greater amount under Section 7.6 or 8 of the Credit Agreement than the Company is obligated to pay to the Assignor under such Section. [The Assignee has delivered, or is delivering concurrently herewith, to the Company and the Administrative Agent the forms required by Section 7.6 of the Credit Agreement.] [INSERT IF ASSIGNEE IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OTHER THAN THE UNITED STATES OF AMERICA OR A STATE THEREOF.]  The [Assignee/Assignor] [Borrower] shall pay the fee payable to the Administrative Agent pursuant to Section 15.6.1.

The Assignee hereby confirms that it has received a copy of the Credit Agreement. Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a)                                  the Assignee (i) shall be deemed automatically to have become a party to the Credit Agreement and to have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto; and

(b)                                 the Assignor shall be released from its obligations under the Credit Agreement to the extent specified in the second paragraph hereof.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitment:

(A)                              Institution Name:

Address:

Attention:

Telephone:

Facsimile:

(B)                                Payment Instructions:

This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois

Please evidence your receipt hereof and your consent to the sale, assignment, purchase and assumption set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

Percentage = %	[ASSIGNEE]

By:
Title:

Adjusted Percentage = %	[ASSIGNOR]

By:
Title:

ACKNOWLEDGED AND CONSENTED TO
this      day of         ,

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

ACKNOWLEDGED AND CONSENTED TO
this     day of      ,

KANBAY INTERNATIONAL, INC.

By:
Title:

EXHIBIT D

FORM OF NOTICE OF BORROWING

To:                              LaSalle Bank National Association, as Administrative Agent

Please refer to the Credit Agreement dated as of March 9, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Kanbay International, Inc. (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)                                     The requested borrowing date for the proposed borrowing (which is a Business Day) is               ,     .

(ii)                                  The aggregate amount of the proposed borrowing is $              .

(iii)                               The Type of Revolving Loans comprising the proposed borrowing are [Base Rate] [LIBOR] Loans.

(iv)                              The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is             months (which shall be 1, 2, 3 or 6 months).

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Credit Agreement; and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement.

The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on            ,       .

KANBAY INTERNATIONAL, INC.

By:
Title:

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:                              LaSalle Bank National Association, as Administrative Agent

Please refer to the Credit Agreement dated as of March 9, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Kanbay International, Inc. (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

(a)                                  on [  date  ] convert $[        ] of the aggregate outstanding principal amount of the [       ] Loan, bearing interest at the [        ] Rate, into a(n) [        ] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [     ] month(s)];

[(b)                             on [  date  ] continue $[        ] of the aggregate outstanding principal amount of the [       ] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [     ] month(s)].

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on            ,       .

KANBAY INTERNATIONAL, INC.

By:
Title:

EXHIBIT F

FORM OF INCREASE REQUEST

                           , 20

LaSalle Bank National Association, as Administrative Agent

 under the Credit Agreement referred to below

135 S. LaSalle Street

Chicago, IL 60603

Attention:

Ladies/Gentlemen:

Please refer to the Credit Agreement dated as of March 9, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Kanbay International, Inc. (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

In accordance with Section 2.6 of the Credit Agreement, the Company hereby requests an increase in the Revolving Commitment Amount from $           to $          . Such increase shall be made by [increasing the Revolving Commitment of              from $         to $        ] [adding               as an Additional Lender under the Credit Agreement with a Revolving Commitment of $            ] as set forth in the letter attached hereto. Such increase shall be effective three Business Days after the date that the Administrative Agent acknowledges receipt of the letter attached hereto or such other date as is agreed among the Company, the Administrative Agent and the [increasing] [Additional] Lender.

Very truly yours,

KANBAY INTERNATIONAL, INC.

By:
Name:
Title:

ANNEX 1 TO EXHIBIT F

[Date]

LaSalle Bank National Association, as Administrative Agent
under the Credit Agreement referred to below

135 S. LaSalle Street

Chicago, IL 60603

Attention:

Ladies/Gentlemen:

Please refer to the letter dated           , 20   from Kanbay International, Inc. (the “Company”) requesting an increase in the Revolving Commitment Amount from $           to $           pursuant to Section 2.6 of the Credit Agreement dated as of March 9, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Company, various financial institutions and LaSalle Bank National Association, as Administrative Agent. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned hereby confirms that it has agreed to increase its Revolving Commitment under the Credit Agreement from $           to $           effective on the date which is three Business Days after the acknowledgment of receipt hereof by the Administrative Agent or on such other date as may be agreed among the Company, the Administrative Agent and the undersigned.

Very truly yours,

[NAME OF INCREASING LENDER]

By:
Title:

Receipt acknowledged as of

             , 20

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

ANNEX 2 TO EXHIBIT F

[Date]

LaSalle Bank National Association, as Administrative Agent
under the Credit Agreement referred to below

135 S. LaSalle Street

Chicago, IL 60603

Attention:

Ladies/Gentlemen:

Please refer to the letter dated           , 20    from Kanbay International, Inc. (the “Company”) requesting an increase in the Revolving Commitment Amount from $           to $           pursuant to Section 2.6 of the Credit Agreement dated as of March 9, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Company, various financial institutions and LaSalle Bank National Association, as Administrative Agent. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned hereby confirms that it has agreed to become a Lender under the Credit Agreement with a Revolving Commitment of $           effective on the date which is three Business Days after the consent hereto by the Administrative Agent, the Swing Line Lender and the Issuing Lender and the acknowledgement of receipt hereof by the Administrative Agent, or on such other date as may be agreed among the Company, the Administrative Agent and the undersigned.

The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by the Company pursuant to the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender under the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this letter and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; and (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this letter and the performance of its obligations as a Lender under the Credit Agreement.

The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Administrative Agent or the Company may reasonably request in connection with the transactions contemplated by this letter.

The following administrative details apply to the undersigned:

(A)	Notice Address:

Legal name:
Address:

Attention:
	Telephone: (	)
	Facsimile: (	)

(B)	Payment Instructions:

Account No.:
At:

Reference:
Attention:

The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Lender under the Credit Agreement as set forth in the second paragraph hereof, the undersigned (a) will be bound by the terms of the Credit Agreement as fully and to the same extent as if the undersigned were an original Lender under the Credit Agreement and (b) will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

This letter shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This letter may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this letter by telecopy shall be effective as delivery of a manually executed counterpart of this letter. This letter shall be governed by, and construed in accordance with, the law of the State of Illinois.

Very truly yours,

[NAME OF NEW LENDER]

By:
Title:

Acknowledged and consented to as of

              , 20

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

LASALLE BANK NATIONAL ASSOCIATION, as Swing Line Lender and as

Issuing Lender

By:
Name:
Title: